Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Abeona Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	15,219,758(2)	$3.87	$58,900,463.46	0.0001102	$6,490.84

	Total Offering Amounts					$58,900,463.46		$6,490.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,490.84

(1)	Represents the shares of common stock, $0.01 par value per share (the “common stock”), of Abeona Therapeutics Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of up to 15,219,758 shares of the Registrant’s common stock, including 543,933 shares of common stock issuable upon the exercise of pre-funded warrants of the Registrant and 7,609,879 shares of common stock issuable upon the exercise of warrants of the Registrant.

(3)	This estimate is made pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on November 25, 2022, as reported on the Nasdaq Capital Market.